ASSIGNMENT AGREEMENT

         ASSIGNMENT AGREEMENT, dated as of December 16, 1996 (the "Effective Date") among Foamex L.P. and Foamex Capital Corporation (the "Assignors"), Citibank, N.A., New York (the "Assignee"), and Salomon Brothers Holding Company Inc. (the "Company").

         WHEREAS, the Assignors have entered into a Transaction (the "Transaction") maturing June 14, 2000 with the Company, the terms of which are attached hereto as Exhibit A.

         WHEREAS, the Assignors wish to assign their rights and delegate their obligations under the Transaction to the Assignee, and the Assignee wishes to succeed to the rights and assume the obligations of the Assignors under the Transaction.

         WHEREAS, the Company consents herein to the assignment of the Assignors' right and delegation of the Assignors' obligations under the Transaction.

         NOW, THEREFORE, the parties hereto agree as follows:

          1. Assignment. The Assignors hereby assign, transfer and set over to the Assignee all the right, title and interest, powers, privileges and remedies of the Assignors under the Transaction, including, without limitation, the right to receive all amounts which may be due or owing to the Assignors under the Transaction (including all amounts accrued as of the date hereof but not yet payable and all amounts payable as damages or indemnities). The Assignors authorize the Assignee to take all action necessary or desirable to enforce the rights assigned hereunder. The Assignors shall give all notices, make all filings and take such other action as the Assignee reasonably requests to perfect and preserve the Assignee's rights acquired hereby.

          2. Assumption. The Assignors hereby delegates and the Assignee hereby assumes all duties, liabilities and obligations of the Assignors under the Transaction. Without limiting the foregoing, the Assignee shall make all payments hereafter due and owing by the Assignors to the Company under the Transaction (including all amounts accrued as of the date hereof but not yet payable and all amounts payable as damages or indemnities) when and as the Assignors are obligated to make such payments.

          3. Consent by Company. The Company hereby consents to the assignment of rights and delegations of duties set forth in Paragraphs 1 and 2 and subject to Sub-paragraph 4(a) below, releases the Assignors from all further obligations and liabilities hereafter arising under the Transaction.

          4.   Indemnities.

               (a) Subject to paragraph 2 above, the Assignors hereby agree to indemnify and hold harmless the Assignee with respect to any and all claims by any persons relating to liabilities incurred by the Assignors pursuant to or under the Transaction prior to the Effective Date.

               (b) The Assignee hereby agrees to indemnify and hold harmless the Assignors with respect to any and all claims by any persons relating to liabilities incurred by the Assignee pursuant to or under the Transaction on or after the Effective Date.

          5. Redocumentation. Except as expressly provided herein, all the terms and conditions of the Transaction shall remain unchanged. The Assignee and the Company may agree to execute a new Confirmation providing that such Transaction shall be subject to the Interest Rate and Currency Exchange between them, or alternatively, may adopt the original Confirmation. The Assignee and the Company further agree that as of the Effective Date of this Agreement the original Transaction between the Assignors and the Company shall be deemed assigned to the Assignee. All references to the Assignors in the original Confirmation shall be deemed to refer to the Assignee, and all payments which would, under the Transaction, be made to the Assignors, shall hereinafter be made to the Assignee.

          6. Amendment or Termination of Transaction. The Assignee and the Company may hereafter amend or terminate the Transaction without the consent of the Assignors.

          7. Representations and Warranties of the Parties hereto. The parties hereto represent and warrant that each has all necessary corporate consents, authorizations and approvals to execute, deliver and perform its obligations under this Agreement, and that this Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          8. Representations and Warranties of the Assignors and the Company. The Assignors and the Company severally represents and warrant to the Assignee that, to the best of their knowledge, on the date hereof, the Transaction is in full force and effect, there being no default thereunder.

          9. Fee Letter. The Assignee and the Assignors may, but are not required to, execute a separate letter agreement (the "Fee Letter"), pursuant to which the Assignee shall pay the Assignors (or the Assignors shall pay the Assignee, as the case may be) a fee in an amount specified in such Fee Letter, as additional consideration for the Assignee's agreement to assume and the Assignors' agreement to assign its rights and obligations under the Transaction pursuant to the terms hereof. The Company shall not be a party to or a beneficiary of any such Fee Letter, and neither the validity or enforceability hereof nor the terms hereof shall be affected by the existence, validity, enforceability or terms of the Fee Letter.

          10. Governing Law. This Agreement and the Transaction shall be governed by, and construed in accordance with, the law of the State of New York without reference to a choice of law doctrine.

          11. Jurisdiction. Any action or proceeding relating in any way to this Agreement or the Transaction may be brought and enforced in the courts of the State of New York or of the United States for the Southern District of New York. Any process or other legal summons in connection with any such action or proceeding may be served by mailing a copy thereof by certified or registered mail, or any substantially similar form of mail, addressed to the Assignee, the Assignors or the Company, as the case may be.

          12. Amendments. This Agreement may be amended only by an instrument in writing executed by the parties thereto.

          13. Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one of the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York City as of the date and year first above written.

CITIBANK, N.A., NEW YORK


By: /s/ Adam J. Kulick

Name: Adam J. Kulick

Title:


FOAMEX L.P.                             FOAMEX CAPITAL CORPORATION


By: /s/ G. L. Karpinski                 By: /s/ Kenneth R. Fuette

Name: G. L. Karpinski                   Name:   Kenneth R. Fuette

Title: Vice President - Treasurer       Title:  Chief Financial Officer


SALOMON BROTHERS HOLDING COMPANY INC.


By:

Name:

Title:

                                                                     EXHIBIT A

June 10, 1993

Mr. Andrea Farace
Foamex L.P.
c/o `21' International Holdings, Inc.
153 East 53rd Street, Suite 5900
New York, NY 10022

Facsimile:  212-593-1363

                            REVISED SWAP TRANSACTION

Dear Mr. Farace:

The purpose of this letter agreement is to set forth the terms and conditions of the Swap Transaction entered into between Foamex L.P. and Foamex Capital Corporation jointly and severally ("Counterparty") and Salomon Brothers Holding Company Inc. ("Salomon") on the Trade Date specified below (the "Swap Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the Swap Agreement specified below. This Confirmation supersedes and replaces any previously executed Confirmation of this Swap Transaction.

1. The definitions and provisions contained in the 1991 ISDA Definitions (as published by the International Swap Dealers Association, Inc.) (the "Definitions") are incorporated into this Confirmation.

If you and we are parties to an Interest Rate and Currency Exchange Agreement that sets forth the general terms and conditions applicable to Swap Transactions between us (a "Swap Agreement"), this Confirmation supplements, forms a part of, and is subject to, such Swap Agreement. If you and we are not yet parties to a Swap Agreement, this Confirmation will supplement, form a part of, and be subject to, a Swap Agreement upon its execution and delivery by you and us. All provisions contained or incorporated by reference in such Swap Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between this Confirmation and the Definitions or the Swap Agreement, this Confirmation will govern. In addition, if a Swap Agreement has not been executed, this Confirmation will itself evidence a complete binding agreement between you and us as to the terms and conditions of the Swap Transaction to which this Confirmation relates.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Swap Transaction to which this Confirmation relates on the terms and conditions set forth below.

Each party will make each payment specified in this Confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below, in freely transferable funds and in the manner customary for payments in the required currency. If on any date amounts would otherwise be payable in the same currency by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregates amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

This Confirmation will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine, provided that this provision will be superseded by any choice of law provision in the Swap Agreement.

2. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

          Notional Amount:                        USD $150,000,000

          Trade Date:                             June 10, 1993

          Effective Date:                         June 14, 1993

          Termination Date:                       June 14, 2000, subject to
                                                  adjustment in accordance
                                                  with the Modified Following
                                                  Business Day Convention

          Fixed Amounts:

              Fixed Rate Payer:                   Salomon

              Fixed Rate Payer Payment Dates:     Each December 14 and June 14,
                                                  commencing December 14, 1993,
                                                  through and including the
                                                  Termination Date.

              Fixed Rate:                         5.61 percent

              Fixed Rate Day Count Fraction:      30/360

          Floating Amounts:

              Floating Rate Payer:                Counterparty

              Floating Rate Payer Payment Dates:  Each December 14 and June 14,
                                                  commencing December 14, 1993,
                                                  through and including the
                                                  Termination Date.

              Floating Rate Option:               USD-LIBOR-BBA

              Designated Maturity:                Six months

              Spread:                             None

              Floating Rate Day Count Fraction:   Actual/360

              Reset Dates:                        The Floating Rate is set in
                                                  arrears. The Floating Rate
                                                  Reset Date with respect to
                                                  each Calculation Period is the
                                                  Payment Date for such
                                                  Calculation Period.

              Compounding:                        Inapplicable

          Calculation Agent:                      Salomon

          Business Days:                          London, New York

          Business Day Convention:                Modified Following

3.        Other Provisions

          Documentation:                          To be provided by Salomon at
                                                  its own expense.

          Documentation Legal Fees:               Each party bears own

4.        Account Details

          Payments to Salomon:                    The Chase Manhattan Bank,
                                                  N.A., New York Account No.:
                                                  Salomon Brothers Holding Co.
                                                  Account No.:  930-1-031300

          Payments to Counterparty:               Please provide to expedite
                                                  payment.

Please __________ the foregoing correctly sets forth the terms of our agreement by executing this copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

SALOMON BROTHERS HOLDING COMPANY INC.


By:
          Authorized Agent


Accepted and confirmed as of the Trade Date:

`21' FOAM COMPANY, INC.
as General Partner of Foamex L.P.

By: /s/ Andrea Farace
Name: Andrea Farace
Title: Vice President - Director


FOAMEX CAPITAL CORPORATION

By: /s/ Andrea Farace
Name: Andrea Farace
Title: Vice President - Director